Beacon Roofing Supply Reports Fourth Quarter and Annual 2013 Results

•	Record fourth quarter sales of $684 million vs. $598 million in prior year (14.3% growth)

•	Fourth quarter EPS of $0.55 ($0.56 adjusted) vs. $0.58 ($0.60 adjusted) in prior year

•	Record annual sales of $2.24 billion vs. $2.04 billion in 2012 (9.6% growth)

•	Annual EPS of $1.47 ($1.45 adjusted) vs. $1.58 ($1.67 adjusted) in 2012

•	Existing market sales up 7.6% for the quarter and 1.2% for the year

•	29 new branches (acquisitions and openings) in 2013

PEABODY, Mass. — (BUSINESS WIRE) — November 26, 2013 — Beacon Roofing Supply, Inc. (the "Company") (NASDAQ: BECN) announced results today for its fourth quarter and fiscal year ended September 30, 2013 (“fiscal 2013”).

Paul Isabella, the Company’s President and Chief Executive Officer, stated: “We experienced a solid increase in organic demand this quarter, which when combined with our acquisitions drove strong top line growth of over 14%. We also completed the opening of seven new branches this quarter, taking us to the total of 10 that we had targeted for 2013. Plus, we are on track to open another 15-20 additional new branches in 2014. Top line growth is one of the cornerstones of our strategy and is very much on track. We continued to experience a challenging pricing environment which drove down our gross margins from the prior year. We were able to mitigate some of this negative impact through cost control and leverage of our operating expenses which were down 80 basis points over the prior year. As we move forward into 2014 our focus will continue to be on growing the top line while improving our gross margins and continuing to leverage our operating expenses.”

Fourth Quarter

Total sales increased 14.3% to $683.5 million in 2013 from $598.1 million in 2012. Existing market (organic) sales, which exclude branches acquired after the beginning of last year’s fourth quarter, increased 7.6% (6.0% based on the same number of business days). In existing markets, residential roofing product sales increased 6.5%, non-residential roofing product sales increased 10.1%, and complementary product sales increased 5.0%.

Net income for the fourth quarter was $27.4 million compared to $27.9 million in 2012. Fourth quarter diluted net income per share was $0.55 compared to $0.58 in 2012. Net income for the quarter was unfavorably impacted by lower gross margins as a result of the continued impact of product cost increases that have not been consistently passed through to customers and a higher mix of non-residential roofing products. This was partially offset by continued cost control and leverage of operating expenses across a higher volume base.

Earnings in the fourth quarter of fiscal 2012 were impacted by the following items: a charge of $3.0 million ($1.8 million net of tax), or approximately $0.04 diluted earnings per share, for the recognition of termination benefits in operating expenses associated with an acquisition and the announced retirement of the CFO; and a benefit of $1.1 million ($0.7 million net of tax), or approximately $0.01 diluted earnings per share, for the recognition of the change in the fair value of certain interest rate derivatives in interest expense, financing costs and other.

Earnings before interest, taxes, depreciation and amortization, and stock-based compensation (“Adjusted EBITDA”), which are reconciled to the net income in this press release, were $58.9 million in 2013 compared to $57.1 million in 2012, an increase of 3.2%.

Fiscal Year

Total sales increased 9.6% to a record $2.24 billion in 2013 from $2.04 billion in 2012. Existing market sales increased 1.2% (0.4% based on the same number of business days). In existing markets, residential and complementary product sales increased 1.3% and 5.2%, respectively, while non-residential roofing product sales declined 0.4%. Fiscal year 2012 sales were favorably impacted by mild weather in the first half of the year, coupled with significant storm business carryover from 2011. During the first half of fiscal year 2013 the company experienced an unfavorable weather impact from fewer storms and heavy rains in several regions.

Annual net income was $72.6 million in 2013 compared to $75.6 million in 2012. Annual diluted net income per share was $1.47 compared to $1.58 per share in 2012. As described for the quarter, net income for the year was also unfavorably impacted by lower gross margins as a result of the impact of product cost increases that have not been consistently passed through to customers as a result of a soft demand environment. In addition, the first half of 2013 was unfavorably impacted by higher operating expenses due to the integration of acquisitions made in late 2012 and early 2013. This year’s twelve months net income included a $2.6 million credit to interest expense ($1.5 million net of taxes), $0.03 per share, resulting from adjustments in the fair values of prior interest rate derivatives, and a $1.2 million charge ($0.7 million net of taxes), $0.01 per share, for termination benefits. Last year’s twelve months net income included charges of $4.9 million ($2.9 million net of tax), $0.06 per share, associated with last year’s refinancing and an unfavorable $0.3 million year-to-date adjustment, $0.01 per share, from the increase in the liability for consideration due for the Enercon consideration.

Adjusted EBITDA for fiscal 2013 was $170.4 million compared to $176.1 million for fiscal 2012, a decrease of 3.2%.

Cash flow from operations was $78.5 million in 2013 compared to $85.4 million in 2012. This decrease in operating cash flows was influenced mostly by lower non-cash charges this year. Cash on hand increased by $6.8 million to $47.0 million at September 30, 2013, compared to $40.2 million at September 30, 2012. This increase was due primarily to decreased cash used for investing and financing activities in 2013. As of September 30, 2013, we had available borrowings under our revolving lines of credit of $272.1 million.

The Company will host a webcast and conference call today at 10:00 a.m. ET to discuss these results. The live webcast of the call, along with a webcast replay after the call, can be accessed at http://ir.beaconroofingsupply.com/events.cfm (the “Events & Presentations” page of the “Investor Relations” section of the Company’s web site). There will be a slide presentation of the results available on that page of the website as well. For those unable to connect to the Internet or who may wish to ask questions, the conference call dial-in number is 719-457-2627. To assure timely access, call participants should call in before 10:00 a.m.

Beacon Roofing Supply, Inc. is a leading distributor of roofing materials and complementary building products, currently operating 238 branches in 39 states in the United States and 6 provinces in Canada.

For more information: Joseph Nowicki, Chief Financial Officer, 571-323-3940 jnowicki@beaconroofingsupply.com

SOURCE: Beacon Roofing Supply, Inc.

Forward-Looking Statements: This release contains information about management's view of the Company's future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including, but not limited to, those set forth in the "Risk Factors" section of the Company's latest Form 10-K. In addition, the forward-looking statements included in this press release represent the Company's views as of the date of this press release and these views could change. However, while the Company may elect to update these forward-looking statements at some point, the Company specifically disclaims any obligation to do so, other than as required by federal securities laws. These forward-looking statements should not be relied upon as representing the Company's views as of any date subsequent to the date of this press release.

BEACON ROOFING SUPPLY, INC

Consolidated Statements of Operations

(dollars in thousands, except per share amounts)

	Three Months Ended				Twelve Months Ended
	September 30, 2013	% of Net Sales	September 30, 2012	% of Net Sales	September 30, 2013	% of Net Sales	September 30, 2012	% of Net Sales
	(unaudited)		(unaudited)		(unaudited)
Net sales	$683,568	100.0%	$598,121	100.0%	$2,240,723	100.0%	$2,043,658	100.0%
Cost of products sold	525,909	76.9%	448,494	75.0%	1,709,326	76.3%	1,542,254	75.5%
Gross profit	157,659	23.1%	149,627	25.0%	531,397	23.7%	501,404	24.5%

Operating expenses	110,088	16.1%	101,325	16.9%	401,676	17.9%	357,732	17.5%

Income from operations	47,571	7.0%	48,302	8.1%	129,721	5.8%	143,672	7.0%

Interest expense, financing costs and other	1,650	0.2%	2,456	0.4%	8,247	0.4%	17,173	0.8%

Income before provision for income taxes	45,921	6.7%	45,846	7.7%	121,474	5.4%	126,499	6.2%
Provision for income taxes	18,517	2.7%	17,955	3.0%	48,867	2.2%	50,934	2.5%

Net income	$27,404	4.0%	$27,891	4.7%	$72,607	3.2%	$75,565	3.7%

Net income per share:
Basic	$0.56		$0.59		$1.50		$1.62
Diluted	$0.55		$0.58		$1.47		$1.58

Weighted average shares used in computing net income per share:
Basic	48,819,289		47,245,476		48,472,240		46,718,948
Diluted	49,651,862		48,302,368		49,385,335		47,840,967

BEACON ROOFING SUPPLY, INC

Consolidated Balance Sheets

(dollars in thousands)

	September 30, 2013	September 30, 2012
	(unaudited)
Assets
Cash and cash equivalents	$47,027	$40,205
Accounts receivable, net	329,673	291,456
Inventories	251,370	222,740
Prepaid expenses and other assets	62,422	60,287
Deferred income taxes	14,591	16,087
Total current assets	705,083	630,775

Property and equipment, net	67,659	57,376
Goodwill	469,203	443,161
Other assets, net	96,751	85,670

Total assets	$1,338,696	$1,216,982

Liabilities & Stockholders' Equity
Current liabilities:
Accounts payable	$182,914	$167,390
Accrued expenses	68,298	71,627
Current portion of long-term obligations	62,524	56,932
Total current liabilities	313,736	295,949

Senior notes payable and other obligations, net of current portion	209,601	220,875
Deferred income taxes	61,003	48,196

Stockholders' equity:
Common stock	488	477
Additional paid-in capital	312,962	280,184
Retained earnings	441,282	368,675
Accumulated other comprehensive income (loss)	(376)	2,626
Total stockholders' equity	754,356	651,962

Total liabilities and stockholders' equity	$1,338,696	$1,216,982

BEACON ROOFING SUPPLY, INC

Consolidated Statements of Cash Flows

(dollars in thousands)

	Twelve Months Ended
	September 30, 2013	September 30, 2012
	(unaudited)
Operating activities:
Net income	$72,607	$75,565
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	30,415	24,353
Stock-based compensation	9,266	7,873
Adjustment of liability for contingent consideration	-	250
Certain interest expense and other financing costs	(1,541)	4,359
Gain on sale of assets	(1,487)	(1,278)
Deferred income taxes	4,416	7,700
Changes in assets and liabilities, net of the effects of businesses acquired:
Accounts receivable	(22,790)	19,804
Inventories	(16,033)	13,338
Prepaid expenses and other assets	8,343	(22,448)
Accounts payable and accrued expenses	(4,703)	(44,155)
Net cash provided by operating activities	78,493	85,361

Investing activities:
Purchases of property and equipment	(26,120)	(17,404)
Acquisition of businesses	(64,606)	(141,049)
Proceeds from sales of assets	1,235	1,418
Net cash used by investing activities	(89,491)	(157,035)

Financing activities:
Borrowings under revolving lines of credit, net	6,296	41,272
Borrowings under senior notes payable	-	225,000
Repayments under senior notes payable and other, net	(11,806)	(316,785)
Deferred financing costs	-	(5,377)
Proceeds from exercises of options	18,579	21,478
Income tax benefit from stock-based compensation deductions in excess of the associated compensation costs	4,944	2,588
Net cash provided (used) by financing activities	18,013	(31,824)

Effect of exchange rate changes on cash	(193)	676
Net decrease in cash and cash equivalents	6,822	(102,822)
Cash and cash equivalents at beginning of period	40,205	143,027
Cash and cash equivalents at end of period	$47,027	$40,205

BEACON ROOFING SUPPLY, INC
(dollars in millions)

Consolidated Sales by Product Line
(Unaudited)
Three Months Ended

	September 30, 2013		September 30, 2012
	Net Sales	Mix %	Net Sales	Mix %	Change
Residential roofing products	$335.2	49.0%	$301.9	50.5%	$33.3	11.0%
Non-residential roofing products	258.2	37.8%	219.6	36.7%	38.6	17.6%
Complementary building products	90.1	13.2%	76.6	12.8%	13.5	17.6%

	$683.5	100.0%	$598.1	100.0%	$85.4	14.3%

Consolidated Sales by Product Line for Existing Markets*
(Unaudited)
Three Months Ended

	September 30, 2013		September 30, 2012
	Net Sales	Mix %	Net Sales	Mix %	Change
Residential roofing products	$318.6	49.7%	$299.1	50.2%	$19.5	6.5%
Non-residential roofing products	241.9	37.7%	219.7	36.9%	22.2	10.1%
Complementary building products	80.4	12.5%	76.5	12.9%	3.9	5.1%

	$640.8	100.0%	$595.4	100.0%	$45.4	7.6%

Existing Market Sales By Business Day**
(Unaudited)
Three Months Ended

	September 30, 2013		September 30, 2012
	Net Sales	Mix %	Net Sales	Mix %	Change
Residential roofing products	$4.978	49.7%	$4.748	50.2%	$0.230	4.8%
Non-residential roofing products	3.779	37.7%	3.488	36.9%	$0.291	8.3%
Complementary building products	1.256	12.5%	1.215	12.9%	$0.041	3.4%

	$10.013	100.0%	$9.450	100.0%	$0.562	6.0%

Note: Some totals above may not foot due to rounding.

*Excludes branches acquired during the four quarters prior to the start of the fourth quarter of fiscal 2013.

**There were 64 and 63 business days in the fourth quarter of fiscal year 2013 and 2012, respectively.

BEACON ROOFING SUPPLY, INC
(dollars in millions)

Consolidated Sales by Product Line
(Unaudited)
Twelve Months Ended

	September 30, 2013		September 30, 2012
	Net Sales	Mix %	Net Sales	Mix %	Change
Residential roofing products	$1,100.5	49.1%	$1,023.5	50.1%	$77.0	7.5%
Non-residential roofing products	822.7	36.7%	757.9	37.1%	64.8	8.6%
Complementary building products	317.5	14.2%	262.2	12.8%	55.3	21.1%

	$2,240.7	100.0%	$2,043.6	100.0%	$197.1	9.6%

Consolidated Sales by Product Line for Existing Markets*
(Unaudited)
Twelve Months Ended

	September 30, 2013		September 30, 2012
	Net Sales	Mix %	Net Sales	Mix %	Change
Residential roofing products	$977.8	49.5%	$965.2	49.4%	$12.6	1.3%
Non-residential roofing products	735.1	37.2%	738.0	37.8%	(2.9)	-0.4%
Complementary building products	262.7	13.3%	249.7	12.8%	13.0	5.2%

	$1,975.6	100.0%	$1,952.9	100.0%	$22.7	1.2%

Existing Market Sales By Business Day**
(Unaudited)
Twelve Months Ended

	September 30, 2013		September 30, 2012
	Net Sales	Mix %	Net Sales	Mix %	Change
Residential roofing products	$3.865	49.5%	$3.845	49.4%	$0.020	0.5%
Non-residential roofing products	2.905	37.2%	2.940	37.8%	(0.035)	-1.2%
Complementary building products	1.038	13.3%	0.995	12.8%	0.043	4.3%

	$7.809	100.0%	$7.781	100.0%	$0.028	0.4%

Note: Some totals above may not foot due to rounding.

*Excludes branches acquired during the four quarters prior to the start of fiscal 2013.

**There were 253 business days in 2013 compared to 251 business days in 2012.

BEACON ROOFING SUPPLY, INC.

Earnings Before Interest, Taxes, Depreciation and Amortization and Stock-Based Compensation ("Adjusted EBITDA")

Unaudited

	Three Months Ended September 30,		Twelve Months Ended September 30,
(dollars in thousands)	2013	2012	2013	2012
Net income	$27,404	$27,891	$72,607	$75,565
Interest expense, net	2,614	2,456	9,211	17,173
Income taxes	18,517	17,955	48,867	50,934
Depreciation and amortization	7,986	6,607	30,415	24,353
Adjustment of liability for contingent consideration	-	-	-	250
Stock-based compensation	2,379	2,222	9,266	7,873

Adjusted EBITDA (1)	$58,901	$57,131	$170,366	$176,148

(1) Adjusted EBITDA is defined as net income plus interest expense (net of interest income), income taxes, depreciation and amortization, adjustments to contingent consideration, and stock-based compensation. EBITDA is a measure commonly used in the distribution industry, and we present Adjusted EBITDA to enhance your understanding of our operating performance. Adjusted EBITDA is used in our bank covenants and we use Adjusted EBITDA as an internal performance measurement and as one criterion for evaluating our performance relative to that of our peers. We believe that Adjusted EBITDA is an operating performance measure that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles, and ages of related assets among otherwise comparable companies. Further, we believe that Adjusted EBITDA is a useful measure because it improves comparability of results of operations, since purchase accounting used for acquisitions can render depreciation and amortization non-comparable between periods. Management uses these supplemental measures to evaluate performance period over period and to analyze the underlying trends in the Company’s business and to establish operational goals and forecasts that are used in allocating resources. We expect to compute our non-GAAP financial measures using the same consistent method from quarter to quarter and year to year.

While we believe Adjusted EBITDA is a useful measure for investors, it is not a measurement presented in accordance with United States generally accepted accounting principles, or GAAP. You should not consider Adjusted EBITDA in isolation or as a substitute for net income, cash flows from operations, or any other items calculated in accordance with GAAP. In addition, Adjusted EBITDA has inherent material limitations as a performance measure. It does not include interest expense, because we have borrowed money, interest expense is a necessary element of our costs. In addition, Adjusted EBITDA does not include depreciation and amortization expense. Because we have capital and intangible assets, depreciation and amortization expense is a necessary element of our costs. Adjusted EBITDA also does not include stock-based compensation, which is a necessary element of our costs since we make stock awards to key members of management as an important incentive to maximize overall company performance and as a benefit. Moreover, Adjusted EBITDA does not include taxes, and payment of taxes is a necessary element of our operations. Accordingly, since Adjusted EBITDA excludes these items, it has material limitations as a performance measure. The Company’s management separately monitors capital expenditures, which impact depreciation expense, as well as amortization expense, interest expense, and income tax expense. Because not all companies use identical calculations, our presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

BEACON ROOFING SUPPLY INC

Adjusted Diluted Net Income per Share ("Adjusted Earnings per Share")

Unaudited

	Three Months Ended September 30,				Twelve Months Ended September 30,
(dollars in thousands except per share amounts)	2013	EPS	2012	EPS	2013	EPS	2012	EPS
Net income	$27,404	$0.55	$27,891	$0.58	$72,607	$1.47	$75,565	$1.58
Company adjustments, net of income taxes:
Fair value of certain interest rate derivatives and charge associated with refinancing	-	-	(656)	(0.01)	(1,536)	(0.03)	2,293	0.05
Termination benefits	176	0.00	1,775	0.04	717	0.01	1,775	0.04
Increase in liability for purchase consideration*	-	-	-	-	-	-	250	0.01

Adjusted net income per share	$27,580	$0.56	$29,009	$0.60	$71,789	$1.45	$79,882	$1.67

Note: Some totals above may not sum due to rounding.

* This adjustment was not considered to be taxable and was recorded as a permanent difference for income tax reporting purposes.

Note: The Company’s management believes that "Adjusted Earnings per Share," which excludes certain events such as the recognition of changes in the fair value of certain interest rate derivatives, charges associated with refinancing transactions, termination benefits, and the increase in the liability for consideration due for the Enercon acquisition, is useful to investors because it permits investors to better understand year-over-year changes in underlying operating performance.

The majority of the above termination benefits are associated with the retirement of our former CFO. While management believes Adjusted Earnings per Share (EPS) is a useful measure for investors, it is not a measurement presented in accordance with United States generally accepted accounting principles (GAAP). You should not consider Adjusted Earnings per Share in isolation or as a substitute for net loss per share or diluted earnings per share calculated in accordance with GAAP.